Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2024 Results

―Fourth Quarter Results Led by Strong Demand From Commercial Energy Clients―

―Full Year Profitability Gains Driven By Favorable Mix, Higher Utilization and Lower Interest Expense―

―Recent Acquisition Expands ICF’s Capabilities to Serve Utility and State & Local Government Clients―

―Repurchased 395,000 Shares From Mid-November 2024 To-Date―

―Provides Framework for Full Year 2025 and First Quarter 2025 Guidance―

Fourth Quarter Highlights:

•
Revenue Increased 4% to $496 Million
•
Net Income Was $24.6 Million, Up 11%; GAAP EPS Was $1.30, Up 12%, Inclusive of $0.23 Per Share in Tax-Effected Special Charges
•
Non-GAAP EPS1 Increased 11% to $1.87
•
EBITDA1 Was $50.8 Million; Adjusted EBITDA1 Was $56.3 Million
•
Contract Awards Were $504 Million for a Quarterly Book-to-Bill Ratio of 1.02

Full Year Highlights:

•
Revenue Increased 3% to $2.0 Billion; Up 6% Excluding Divestitures
•
Net Income Was $110 Million, Up 33%; Diluted EPS Was $5.82, Up 34%, Inclusive of $0.24 Per Share in Tax-Effected Special Charges
•
Non-GAAP EPS Was $7.45, Up 15%
•
EBITDA Was $221.1 Million, Up 12%; Adjusted EBITDA Was $226.0 Million, Up 6%
•
Contract Awards Were $2.5 Billion for a Book-to-Bill Ratio of 1.24
•
Operating Cash Flow Was $172 Million

RESTON, Va., February 27, 2025--ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the fourth quarter and full year ended December 31, 2024.

Commenting on the results, John Wasson, chair and chief executive officer, said, “This was another strong year for ICF in which we achieved solid revenue growth, delivered strong profitability, and reported forward-looking metrics that point to continued growth in our commercial, state and local and international businesses. Our broad-based energy advisory work and program implementation for commercial clients was an important contributor to fourth quarter and full year revenue growth, reflecting robust demand for our energy efficiency work, grid resilience solutions, flexible load management plans and electrification programs. Revenues from commercial, state and local and international government clients, together with our IT modernization/digital transformation work for federal government clients, accounted for approximately 75% of ICF’s 2024 revenues and remain areas of continued investment.

“The increasing contribution from our higher margin commercial work, together with high utilization across ICF and scale benefits, were key drivers of adjusted EBITDA growth in 2024. Adjusted EBITDA margin on total revenues expanded by 30 basis points year-on-year to 11.2%, and lower interest expense drove a 33% increase in net income for the year. Operating cash flow generation was another financial highlight of 2024, surpassing our guidance to reach $172 million.

“We were pleased to announce in early January 2025 the acquisition of Applied Energy Group (AEG) that was completed on December 31, 2024. AEG is a leading energy technology and advisory services company with over 100 utility management and demand-side energy experts. AEG brings a highly trusted energy technology platform that is cloud-based and offers real-time business intelligence to electric and gas utilities, state and local governments, and state energy offices nationwide and provides best-in-class advisory services. AEG generated approximately $30 million in annual revenue in 2024 at margins comparable to our commercial energy business and its 2025 revenues are expected to increase at a mid-teens rate. The transaction is anticipated to be immediately accretive to ICF’s Non-GAAP EPS.”

Fourth Quarter 2024 Results

Fourth quarter 2024 total revenue was $496.3 million, a 3.8% increase from the $478.4 million reported in the fourth quarter of 2023. Subcontractor and other direct costs were 25.4% of total revenues compared to 27.0% in last year’s fourth quarter. Operating income was $36.5 million compared to $36.9 million last year, and operating margin on total revenue was 7.3%, compared to 7.7% in the fourth quarter of 2023. Net income totaled $24.6 million, representing a 10.8% year-on-year increase over the $22.2 million reported in the fourth quarter of 2023. Diluted EPS was $1.30 per share, up 12.1% from the $1.16 reported in the fourth quarter of 2023, which included $5.5 million, or $0.23 per share, of tax-effected special charges primarily related to M&A expenses and facility reductions. The company’s effective tax rate was 20.9% in the 2024 fourth quarter compared to 25.6% in the 2023 fourth quarter.

Non-GAAP EPS increased 11.3% to $1.87 per share, from $1.68 per share reported in the comparable period in 2023. EBITDA was $50.8 million, compared to $53.9 million reported in the year-ago period. Adjusted EBITDA amounted to $56.3 million, compared to the $57.0 million reported for the comparable period in 2023.

Full Year 2024 Results

2024 total revenue was $2.02 billion, an increase of 2.9% from $1.96 billion reported in the previous year and 6.1% higher when adjusting for the 2023 divestitures. Subcontractor and other direct costs were 25.1% of total revenues compared to 27.2% in 2023. Operating income for the full year 2024 was $165.8 million compared to $132.3 million last year, and operating margin on total revenue was 8.2% compared to 6.7% for the full year 2023. Full year 2024 net income was $110.2 million, or $5.82 per diluted share, inclusive of $5.7 million, or $0.24 per share of tax-effected special charges primarily related to M&A expenses and facility reductions. Net income and Diluted EPS increased 33.4% and 33.8%, respectively, over net income of $82.6 million, or $4.35 per diluted share reported in 2023. The company’s effective tax rate was 20.2% for 2024 compared to 14.4% in 2023.

Non-GAAP EPS was $7.45 per share, up 14.6% from $6.50 per share. EBITDA increased 12.3% to $221.1 million, compared to $197.0 million reported in 2023. Adjusted EBITDA was $226.0 million, representing a 6.0% increase over $213.2 million in 2023.

Operating cash flow was $171.5 million in 2024, an increase of 12.6% from $152.4 million in the prior year.

Backlog and New Business

Total backlog was $3.8 billion at the end of the fourth quarter of 2024. Funded backlog was $1.9 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2024 fourth quarter was $504 million for a quarterly book-to-bill ratio of 1.02, and trailing twelve-month contract awards totaled $2.51 billion, up 7% year-on-year for a book-to-bill ratio of 1.24.

Government Revenue Fourth Quarter 2024 Highlights

Revenue from government clients was $363.1 million, down 1.6% year-over-year.

•
U.S. federal government revenue was $257.7 million, a decrease of 2.4% compared to the $263.9 million reported in the fourth quarter of 2023 and was impacted by a year-over-year decline in subcontractor and other direct costs estimated at $14 million in the quarter. Federal government revenue accounted for 51.9% of total revenue, compared to 55.2% of total revenue in the fourth quarter of 2023.
•
U.S. state and local government revenue was $75.5 million, slightly below the $76.3 million reported in the year-ago quarter. State and local government clients represented 15.2% of total revenue, down from 15.9% in the fourth quarter of 2023.
•
International government revenue was $30.0 million, up 4.2% from the $28.8 million reported in the year-ago quarter. International government revenue represented 6.0% of total revenue, unchanged from the fourth quarter of 2023.

Key Government Contracts Awarded in the Fourth Quarter 2024

Notable government contract awards won in the fourth quarter of 2024 included:

IT Modernization

•
A new subcontract and task order with a value of $9.7 million with a department of the U.S. federal government to provide digital modernization services.
•
A recompete task order with a value of $9.6 million with a department of the U.S. federal government to provide digital modernization services.
•
A contract extension with a value of $8.0 million with a department of the U.S. federal government to continue to provide digital modernization services for a comprehensive system of care to meet the needs of military families.

Energy and Environment

•
A new blanket purchase agreement with a ceiling of $30.0 million with a U.S. federal agency to provide technical support for economic research and analysis.
•
A contract modification with a value of $10.4 million with a large U.S. municipality to continue to provide decarbonization technical services in support of enhanced building standards.
•
A recompete master services agreement with a ceiling of $11.0 million with a Western U.S. state transportation agency to provide environmental support services.
•
A contract modification with a value of $6.2 million with a large U.S. state to continue to update a water quality control plan for a large watershed.

Non-U.S. Government

•
A new multiple-award framework contract with a ceiling of $88.0 million with a directorate general (DG) of the European Commission (EC) to provide thematic communication services.
•
A new subcontract with a ceiling of $22.0 million to provide thematic communication services to an EC DG.
•
A multiple-award recompete framework contract with a ceiling of $15.0 million with an EC DG to provide impact assessments, evaluations and related studies in the area of communications.
•
A recompete subcontract with a ceiling of $35.2 million to provide digital communication services and social media support to an EC DG.
•
A recompete framework contract with a ceiling of $7.7 million with an EC DG to provide technical and logistical support related to migration.

Disaster Management and Mitigation

•
Several contracts with towns and counties in North and South Carolina to provide comprehensive disaster assessments and recovery support in the aftermath of Hurricane Helene.

Health and Social Programs

•
A new subcontract with a value of $4.5 million to provide training and technical assistance services for a department of the U.S. federal government.
•
A contract modification with a value of $4.5 million to provide training and technical assistance services to a department of the U.S. federal government.
•
A recompete subcontract with a value of $3.8 million to provide evaluation technical assistance services for a department of the U.S. federal government.
•
A recompete subcontract with a value of $3.8 million to support data management efforts related to health studies for a U.S. federal government agency.

Commercial Revenue Fourth Quarter 2024 Highlights

Commercial revenue was $133.2 million, up 21.8% compared to $109.4 million reported in the fourth quarter of 2023.

•
Commercial revenue accounted for 26.8% of total revenue up from 22.9% of total revenue in the 2023 fourth quarter.
•
Energy markets revenue, which includes energy efficiency programs, increased 22.6% and represented 88.2% of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter of 2024

Notable commercial awards won in the fourth quarter of 2024 included:

•
Several recompete contracts and contract modifications with a large Midwestern U.S. electric and natural gas utility to deliver residential and commercial energy efficiency programs.
•
A recompete contract and two new contracts with a Mid-Atlantic U.S. utility to serve as agency of record for the utility’s energy efficiency programs and to develop and execute a brand campaign.
•
A contract modification with a Mid-Atlantic utility to continue to deliver implementation services for its residential energy efficiency portfolio.
•
A recompete contract with a Southeastern U.S. utility to deliver residential, commercial and industrial energy efficiency programs.
•
Several new contracts with a Western U.S. utility to provide a variety of and planning and permitting-related services.
•
One new contract and one contract modification with a Midwestern U.S. utility to deliver energy efficiency programs.

Dividend Declaration

On February 27, 2025, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 14, 2025, to shareholders of record on March 28, 2025.

Summary and Outlook

“2024 was a year of growth and substantial profitability for ICF. Our results continued to benefit from our diversified business model that enables us to be agile in shifting emphasis and resources to those areas that are expected to have the greatest growth potential. This agility will be essential in 2025 as we navigate changes in federal government spending priorities, and our strong financial position gives us the flexibility to take advantage of opportunities as they arise.

“Looking ahead, we expect ICF’s 2025 total revenues, GAAP EPS and Non-GAAP EPS to range from flat to down 10% from 2024 levels, with a 10% decline representing the maximum downside risk we foresee from the loss of business primarily from federal government clients during this transition year. Underpinning this expectation is our projection that ICF’s revenues from commercial energy, state and local and international government clients will grow at least 15% in the aggregate, and that revenues from our federal government clients will be challenged in 2025 by potential funding curtailments and a slower pace of new RFPs. Within this environment, we plan to manage expenditures to maintain similar adjusted EBITDA margins to those of 2024. This framework does not contemplate an extensive government shutdown this year, nor a prolonged period of pauses in funding modifications to existing contracts or new procurements. Operating cash flow in 2025 is projected to be approximately $150 million.

“First quarter 2025 revenues are expected to range from $480 million to $500 million, with GAAP EPS anticipated between $1.35 and $1.45 and Non-GAAP EPS within the range of $1.70 and $1.80, similar to results in the first quarter of 2024.

“ICF has a proven track record of effectively managing through dynamic business environments by conservatively assessing challenges and remaining agile to capture opportunities. From mid-November 2024 to date, we repurchased 395,000 shares, demonstrating our confidence in ICF’s long-term outlook and our commitment to delivering value to shareholders. Our ability to navigate volatility is underpinned by the dedication of our professional staff, who are committed to providing the highest quality services to our clients. We appreciate the contributions of ICF’s employees to our success to date and count on their continued support in 2025 and beyond,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$496,324	$478,352	$2,019,787	$1,963,238
Direct costs	317,105	303,545	1,282,016	1,265,018
Operating costs and expenses:
Indirect and selling expenses	129,452	123,354	518,453	505,162
Depreciation and amortization	5,181	6,225	20,484	25,277
Amortization of intangible assets	8,118	8,307	32,992	35,461
Total operating costs and expenses	142,751	137,886	571,929	565,900
Operating income	36,468	36,921	165,842	132,320
Interest, net	(6,454)	(9,535)	(29,590)	(39,681)
Other income	1,040	2,407	1,806	3,908
Income before income taxes	31,054	29,793	138,058	96,547
Provision for income taxes	6,489	7,631	27,888	13,935
Net income	$24,565	$22,162	$110,170	$82,612

Earnings per Share:
Basic	$1.31	$1.18	$5.88	$4.39
Diluted	$1.30	$1.16	$5.82	$4.35

Weighted-average Shares:
Basic	18,733	18,823	18,747	18,802
Diluted	18,897	19,025	18,925	18,994

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive loss, net of tax	(3,251)	(1,516)	(3,861)	(3,752)
Comprehensive income, net of tax	$21,314	$20,646	$106,309	$78,860

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Reconciliation of Revenue, Adjusted for Impact of Exited Business
Revenue	$496,324	$478,352	$2,019,787	$1,963,238
Less: Revenue from exited business (3)	—	(194)	—	(59,908)
Total Revenue, Adjusted for Impact of Exited Business	$496,324	$478,158	$2,019,787	$1,903,330

Reconciliation of EBITDA and Adjusted EBITDA (4)
Net income	$24,565	$22,162	$110,170	$82,612
Interest, net	6,454	9,535	29,590	39,681
Provision for income taxes	6,489	7,631	27,888	13,935
Depreciation and amortization	13,299	14,532	53,476	60,738
EBITDA	50,807	53,860	221,124	196,966
Impairment of long-lived assets (5)	3,583	3,860	3,583	7,666
Acquisition and divestiture-related expenses (6)	1,108	74	1,313	4,759
Severance and other costs related to staff realignment (7)	351	1,911	1,535	6,366
Charges for facility consolidations and office closures (8)	464	608	464	3,187
Pre-tax gain from divestiture of a business (9)	—	(3,287)	(2,013)	(5,712)
Total Adjustments	5,506	3,166	4,882	16,266
Adjusted EBITDA	$56,313	$57,026	$226,006	$213,232

Net Income Margin Percent on Revenue (10)	4.9%	4.6%	5.5%	4.2%
EBITDA Margin Percent on Revenue (11)	10.2%	11.3%	10.9%	10.0%
Adjusted EBITDA Margin Percent on Revenue (11)	11.3%	11.9%	11.2%	10.9%

Reconciliation of Non-GAAP Diluted EPS (4)
U.S. GAAP Diluted EPS	$1.30	$1.16	$5.82	$4.35
Impairment of long-lived assets	0.19	0.20	0.19	0.40
Acquisition and divestiture-related expenses	0.06	—	0.07	0.25
Severance and other costs related to staff realignment	0.02	0.10	0.08	0.33
Expenses related to facility consolidations and office closures (12)	0.02	0.10	0.06	0.24
Pre-tax gain from divestiture of a business	—	(0.17)	(0.11)	(0.30)
Amortization of intangibles	0.43	0.44	1.74	1.87
Income tax effects of the adjustments (13)	(0.15)	(0.15)	(0.40)	(0.64)
Non-GAAP Diluted EPS	$1.87	$1.68	$7.45	$6.50

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Revenue from the exited U.K. commercial marketing business (June 30, 2023), U.S. commercial marketing business (September 11, 2023), and Canadian mobile text aggregation business (November 1, 2023).

(4) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(5) Represents impairment of operating lease right-of-use and leasehold improvement assets associated with exit from certain facilities, and an intangible asset associated with exit of a business.

(6) These are primarily third-party costs related to acquisitions and potential acquisitions, integration of acquisitions, and separation of discontinued businesses or divestitures.

(7) These costs are mainly due to involuntary employee termination benefits for our officers, and employees who have been notified that they will be terminated as part of a business reorganization or exit.

(8) These are exit costs associated with terminated leases or full office closures that we either (i) will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, or (ii) paid upon termination and ceasing to use the leased facilities.

(9) Includes pre-tax gain from the divestitures of our U.S. commercial marketing and Canadian mobile text aggregation businesses.

(10) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(11) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the non-GAAP measure by the corresponding revenue.

(12) These are exit costs related to actual office closures (previously included in Adjusted EBITDA) and accelerated depreciation related to fixed assets for planned office closures.

(13) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 20.9% and 21.1% for the three months ended December 31, 2024 and 2023, respectively, and 20.2% and 22.8% for the twelve months ended December 31, 2024 and 2023, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$4,960	$6,361
Restricted cash	13,857	3,088
Contract receivables, net	256,923	205,484
Contract assets	188,941	201,832
Prepaid expenses and other assets	21,133	28,055
Income tax receivable	6,260	2,337
Total Current Assets	492,074	447,157
Property and Equipment, net	68,118	75,948
Other Assets:
Goodwill	1,248,855	1,219,476
Other intangible assets, net	88,262	94,904
Operating lease - right-of-use assets	115,531	132,807
Deferred tax asset	1,603	—
Other assets	51,910	41,480
Total Assets	$2,066,353	$2,011,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$26,000
Accounts payable	159,522	134,503
Contract liabilities	24,580	21,997
Operating lease liabilities	20,721	20,409
Finance lease liabilities	2,612	2,522
Accrued salaries and benefits	105,773	88,021
Accrued subcontractors and other direct costs	49,271	45,645
Accrued expenses and other current liabilities	86,701	79,129
Total Current Liabilities	449,180	418,226
Long-term Liabilities:
Long-term debt	411,743	404,407
Operating lease liabilities - non-current	155,935	175,460
Finance lease liabilities - non-current	11,261	13,874
Deferred income taxes	—	26,175
Other long-term liabilities	55,775	56,045
Total Liabilities	1,083,894	1,094,187

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 24,186,962 and 23,982,132 shares issued; and 18,666,290 and 18,845,521 shares outstanding at December 31, 2024 and 2023, respectively	24	24
Additional paid-in capital	443,463	421,502
Retained earnings	874,772	775,099
Treasury stock, 5,520,672 and 5,136,611 shares at December 31, 2024 and 2023, respectively	(320,054)	(267,155)
Accumulated other comprehensive loss	(15,746)	(11,885)
Total Stockholders’ Equity	982,459	917,585
Total Liabilities and Stockholders’ Equity	$2,066,353	$2,011,772

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income	$110,170	$82,612
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1,673	1,164
Deferred income taxes and unrecognized income tax benefits	(24,336)	(17,634)
Non-cash equity compensation	16,722	14,861
Depreciation and amortization	53,476	60,738
Gain on divestiture of a business	(2,009)	(7,590)
Other operating, net	4,647	8,294
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	14,668	(38,422)
Contract receivables	(49,538)	20,939
Prepaid expenses and other assets	3,496	18,579
Operating lease assets and liabilities, net	(4,755)	3,544
Accounts payable	24,152	(1,489)
Accrued salaries and benefits	18,048	2,175
Accrued subcontractors and other direct costs	4,353	(269)
Accrued expenses and other current liabilities	8,361	(4,757)
Income tax receivable and payable	(5,391)	9,277
Other liabilities	(2,193)	361
Net Cash Provided by Operating Activities	171,544	152,383

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(21,430)	(22,337)
Payments for business acquisitions, net of cash acquired	(55,007)	(32,664)
Proceeds from divestiture of a business	1,985	51,328
Other investing, net	(353)	—
Net Cash Used in Investing Activities	(74,805)	(3,673)

Cash Flows from Financing Activities
Advances from working capital facilities	1,227,926	1,245,198
Payments on working capital facilities	(1,247,791)	(1,372,474)
Proceeds from other short-term borrowings	62,080	48,532
Repayments of other short-term borrowings	(66,408)	(41,653)
Receipt of restricted contract funds	1,251	7,672
Payment of restricted contract funds	(3,267)	(8,084)
Dividends paid	(10,507)	(10,537)
Net payments for stock issuances and share repurchases	(47,767)	(19,083)
Other financing, net	(2,415)	(2,159)
Net Cash Used in Financing Activities	(86,898)	(152,588)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(473)	359

Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	9,368	(3,519)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	9,449	12,968
Cash, Cash Equivalents, and Restricted Cash, End of Period	$18,817	$9,449

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$30,046	$34,093
Income taxes	$60,221	$26,190
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$—	$568
Acquisition of property and equipment through finance lease	$—	$337

ICF International, Inc. and Subsidiaries

Supplemental Schedule (14)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Energy, environment, infrastructure, and disaster recovery	48%	44%	46%	41%
Health and social programs	37%	41%	38%	42%
Security and other civilian & commercial	15%	15%	16%	17%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
U.S. federal government	52%	55%	54%	55%
U.S. state and local government	15%	16%	16%	16%
International government	6%	6%	5%	5%
Total Government	73%	77%	75%	76%
Commercial	27%	23%	25%	24%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Time-and-materials	43%	41%	42%	41%
Fixed-price	47%	46%	46%	45%
Cost-based	10%	13%	12%	14%
Total	100%	100%	100%	100%

(14) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.